Exhibit 99.1

CONTACT:	Kim Rudd
Executive Assistant
(585) 784-3324

Investors and Media: Melanie Dambre
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES SECOND QUARTER

FISCAL 2019 FINANCIAL RESULTS

~ Second Quarter Sales Increase 10.5% to a Record $307.1 Million, Comparable Store Sales Increase 3.2% ~

~ Second Quarter Diluted EPS Increases 25.0% to a Record $.65, Including $.02 of One-Time Costs Related to Monro.Forward Investments ~

~ Expands Collaboration with Amazon.com to Provide Tire Installation Services ~

~ Signs Definitive Agreements to Acquire 18 Stores, Bringing Annualized Sales from Fiscal 2019 Acquisitions to $80 Million ~

~ Guides to Upper End of Fiscal 2019 Comparable Store Sales Guidance and Reiterates EPS Guidance ~

ROCHESTER, N.Y. – October 25, 2018 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its second quarter ended September 29, 2018.

Second Quarter Results

Sales for the second quarter of the fiscal year ending March 30, 2019 (“fiscal 2019”) increased 10.5% to $307.1 million, as compared to $278.0 million for the second quarter of the fiscal year ended March 31, 2018 (“fiscal 2018”). The total sales increase for the second quarter of $29.1 million was driven by a comparable store sales increase of 3.2% and sales from new stores of $19.9 million, including sales from recent acquisitions of $15.6 million. Comparable store sales increased approximately 12% for brakes, 3% for tires, were flat for both maintenance services and front end/shocks and decreased approximately 1% for alignments.

Gross margin increased 30 basis points to 39.1% in the second quarter of fiscal 2019 from 38.8% in the prior year period, primarily due to leverage from higher comparable store sales and benefits from the Company’s initiatives to optimize its brake package pricing and its store staffing model, partially offset by the impact of sales mix from the Free Service Tire acquisition. Total operating expenses increased by $11.3 million to $85.4 million, or 27.8% of sales, as compared to $74.1 million, or 26.7% of sales in the prior year period. Operating expenses for the second quarter included $1.8 million in costs related to the Company’s Monro.Forward initiatives, of which $1.0 million were one-time in nature. The remaining year-over-year dollar increase represents expenses from 42 net new stores, as well as higher incentive based pay related to improved financial performance.

Operating income for the second quarter of fiscal 2019 was $34.5 million, or 11.2% of sales, as compared to $33.8 million, or 12.2% of sales in the prior year period. Interest expense was $6.8 million for the second quarter of fiscal 2019 as compared to $6.1 million for the second quarter of fiscal 2018.

Net income for the second quarter of fiscal 2019 was $21.8 million, as compared to $17.3 million in the same period of the prior year. Diluted earnings per share for the second quarter of fiscal 2019 were $.65, including $.02 of one-time costs related to Monro.Forward investments. This compares to diluted earnings per share of $.52 in the second quarter of fiscal 2018, which included $.01 of management transition costs, representing a 25.0% year-over-year increase. Diluted earnings per share also included $.01 of net impact from Hurricane Florence in the second quarter of fiscal 2019, compared to $.02 of net impact from Hurricane Irma in the second quarter of fiscal 2018. Net income for the second quarter of fiscal 2019 reflected an effective tax rate of 22.2%, as compared to 38.2% in the prior year period. The decrease in the effective tax rate was primarily related to a reduction in the federal income tax rate as a result of the enactment of the Tax Cuts and Jobs Act.

During the second quarter of fiscal 2019, the Company opened 17 company-operated locations and closed three, ending the quarter with 1,178 company-operated stores and 97 franchised locations.

“We delivered another quarter of strong comparable store sales growth and robust earnings per share, driven by higher average ticket from improved in-store execution. Our sustained momentum reflects our relentless focus on driving operational excellence and delivering a consistent 5-star experience to our customers. The execution of our Monro.Forward strategic initiatives continues to progress on schedule, and we are pleased with the key milestones we achieved during the quarter. In addition to the launch of our data-analytics based CRM platform, we rolled out our new websites and expanded our collaboration with Amazon, underscoring the progress we have made in building a true omni-channel presence,” said Brett Ponton, President and Chief Executive Officer.

Ponton continued, “As we enter the second half of the year, we believe the strength of our year-to-date performance, the acceleration in our comparable store sales, up approximately 7% month-to-date in fiscal October, and the continued traction of our strategic initiatives position us well to achieve the high-end of our comparable store sales guidance, assuming normal winter weather conditions. We also believe we are well positioned to achieve our diluted earnings per share guidance. Given the success of our Monro.Forward strategy, we would like to maintain flexibility to accelerate our investments in the second half of the fiscal year and therefore are leaving our previous diluted earnings per share guidance in place. Overall, we remain confident that our Monro.Forward initiatives coupled with our disciplined acquisition strategy will allow us to drive a sustainable platform for long-term growth and strong shareholder returns.”

First Six Months Results

For the current six-month period, sales increased 8.3% to $602.9 million from $556.5 million in the same period of the prior year. Comparable store sales increased 2.5% compared to 0.5% in the prior year period. Gross margin for the six-month period was 39.3% of sales, compared to 39.7% in the prior year period, largely due to the impact of sales mix from the Free Service Tire acquisition. Operating income was 11.2% of sales, compared to 12.1% in the prior year period. Net income for the first six months of fiscal 2019 was $42.4 million, or $1.26 per diluted share, as compared to $34.9 million, or $1.05 per diluted share in the comparable period of fiscal 2018.

Acquisitions Update

The Company announced today that it has signed a definitive agreement to acquire five retail locations in Ohio, filling in an existing market. These locations are expected to add approximately $5 million in annualized sales, representing a sales mix of 70% service and 30% tires. The acquisition is expected to close in the third quarter of fiscal 2019 and to be breakeven to diluted earnings per share in fiscal 2019.

The Company also announced today that it has signed a definitive agreement to acquire 13 retail locations in the Southeast, filling in an existing market. These locations are expected to add approximately $12 million in annualized sales, representing a sales mix of 65% service and 35% tires. The acquisition is expected to close in the fourth quarter of fiscal 2019 and to be breakeven to diluted earnings per share in fiscal 2019.

The previously announced acquisition of seven stores, representing $8 million in annualized sales, has been delayed due to an extended due diligence period, and is now expected to close in the fourth quarter of fiscal 2019.

On a combined basis, acquisitions completed and announced to date in fiscal 2019 represent an expected total of $80 million in annualized sales.

Company Outlook

Based on current sales, business and economic trends, and recently announced and completed acquisitions, the Company now anticipates fiscal 2019 sales to be in the range of $1.185 billion to $1.215 billion, an increase of 5.1% to 7.7% as compared to fiscal 2018 sales. This compares to the previous sales guidance range of $1.180 billion to $1.210 billion. Fiscal 2019 sales guidance continues to assume a comparable store sales increase of 1% to 3% on a 52-week basis.

The Company reiterates its fiscal 2019 diluted earnings per share guidance range of $2.30 to $2.40. This guidance compares to diluted earnings per share of $1.92 in fiscal 2018. The earnings per share guidance is based on 33.6 million diluted weighted average shares outstanding.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, October 25, 2018 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-877-425-9470 and using the required pass-code 13683821. A replay will be available approximately one hour after the recording through Thursday, November 8, 2018 and can be accessed by dialing 1-844-512-2921. The live conference call and replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com. The presentation slides that will be reviewed during the call will be available in the Investors section of the website shortly before the call begins. An archive of the webcast and earnings presentation will be available at this website through November 8, 2018.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,179 Company-operated stores, 97 franchised locations, eight wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 28 states, serving the Mid-Atlantic and New England regions and portions of the Great Lakes, Midwest and Southeast. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on Nasdaq under the symbol MNRO.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,” “outlook,” “anticipate,” “project,” “believe,” “could,” “may,” “intend,” “plan” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2018. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal September
	2018	2017	% Change
Sales	$307,105	$278,017	10.5%
Cost of sales, including distribution and occupancy costs	187,157	170,076	10.0%

Gross profit	119,948	107,941	11.1%
Operating, selling, general and administrative expenses	85,440	74,120	15.3%

Operating income	34,508	33,821	2.0%
Interest expense, net	6,803	6,117	11.2%
Other income, net	(261)	(226)	15.4%

Income before provision for income taxes	27,966	27,930	0.1%
Provision for income taxes	6,205	10,663	(41.8)%

Net income	$21,761	$17,267	26.0%

Diluted earnings per share	$.65	$.52	25.0%

Weighted average number of diluted shares outstanding	33,640	33,309
Number of stores open (at end of quarter)	1,178	1,136

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Six Months Ended Fiscal September
	2018	2017	% Change
Sales	$602,916	$556,507	8.3%
Cost of sales, including distribution and occupancy costs	365,731	335,682	9.0%

Gross profit	237,185	220,825	7.4%
Operating, selling, general and administrative expenses	169,605	153,256	10.7%

Operating income	67,580	67,569	0.0%
Interest expense, net	13,383	11,859	12.9%
Other income, net	(488)	(238)	105.6%

Income before provision for income taxes	54,685	55,948	(2.3)%
Provision for income taxes	12,280	21,096	(41.8)%

Net income	$42,405	$34,852	21.7%

Diluted earnings per share	$1.26	$1.05	20.0%

Weighted average number of diluted shares outstanding	33,546	33,300

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	September 29, 2018	March 31, 2018
Current Assets
Cash	$2,173	$1,909
Inventories	156,762	152,367
Other current assets	63,106	52,980

Total current assets	222,041	207,256
Property, plant and equipment, net	425,641	416,669
Other non-current assets	615,583	594,507

Total assets	$1,263,265	$1,218,432

Liabilities and Shareholders’ Equity
Current liabilities	$199,878	$194,005
Capital leases and financing obligations	228,828	227,220
Other long-term debt	151,352	148,068
Other long-term liabilities	19,866	20,663

Total liabilities	599,924	589,956
Total shareholders’ equity	663,341	628,476

Total liabilities and shareholders’ equity	$1,263,265	$1,218,432